EXHIBIT 99.1

Amtech Reports First Quarter Fiscal 2016 Results

TEMPE, Ariz., February 4, 2016 /PRNewswire/ -- Amtech Systems, Inc. (NASDAQ: ASYS), a global supplier of production equipment and related supplies for the solar, semiconductor, and LED markets, today reported results for its first fiscal quarter ended December 31, 2015.

First Quarter Fiscal 2016 Operational and Financial Highlights

•	Customer orders of $35.6 million (solar $23.0 million)

•	Book-to-bill of 1.7 (solar 2.6)

•	Net revenue of $22.1 million (solar $9.5 million)

•	Quarter-end backlog of $42.9 million (solar $31.3 million)

•	Net loss of $4.0 million, or $0.31 per share

Mr. Fokko Pentinga, Chief Executive Officer of Amtech, commented, “We had healthy order activity in the first quarter of fiscal 2016 with $35.6 million in orders, driven primarily by our solar business. Quoting activity in solar remains strong supporting our current view that we can expect to see continued improvement in the marketplace. We expect to see most of the benefit of our recent solar orders in the second half of fiscal 2016, due to timing of shipment. As a market leader, we are focused on building upon the distinctive strengths of our solar technology solutions to support our customers’ interest in advancing both their product and productivity.”

Financial Results
Customer orders in the first quarter of fiscal 2016 were $35.6 million, compared to $18.8 million in the preceding quarter and $30.0 million in the first quarter of fiscal 2015.

At December 31, 2015, the Company’s total order backlog was $42.9 million compared to total backlog of $34.6 million at September 30, 2015 and $48.3 million at December 31, 2014. Total backlog at December 31, 2015, includes $31.3 million in solar orders and deferred revenue compared to solar backlog of $22.9 million at September 30, 2015 and solar backlog of $40.7 million at December 31, 2014. Backlog includes deferred revenue and customer orders that are expected to ship within the next 12 months.

Net revenue for the first quarter of fiscal 2016 was $22.1 million, a decrease of 22% compared to $28.2 million in the preceding quarter, and an increase of 78% compared to $12.4 million in the first quarter of fiscal 2015. The sequential decrease is due primarily to lower volume in the solar segment. The increase from the first quarter of fiscal 2015 is due to increased demand in the solar segment and the inclusion of BTU revenues, partially offset by a decrease in the polishing segment due primarily to the strength of the US dollar versus currencies in the markets served.

Gross margin in the first quarter of fiscal 2016 was 27%, compared to 23% in the previous quarter and 28% in the first quarter of fiscal 2015. The higher margins sequentially resulted primarily from an improvement in our semiconductor product mix.

Selling, general and administrative (SG&A) expenses in the first quarter of fiscal 2016 were $7.6 million compared to $9.1 million in the preceding quarter and $6.4 million in the first quarter of fiscal 2015. Sequentially, the decrease results primarily from lower shipping and commission expense on lower sales volume. Compared to the same quarter in fiscal 2015, the increase results primarily from inclusion of BTU’s SG&A since January 30, 2015, and higher selling expenses related to higher revenues. SG&A expenses include $0.3 million, $0.3 million and $0.2 million of stock-based compensation expense in the first quarter of fiscal 2016, fourth quarter of fiscal 2015 and first quarter of fiscal 2015, respectively.

Research, development and engineering (RD&E) expense was $2.3 million in the first quarter of fiscal 2016 compared to $3.0 million in the preceding quarter and $1.8 million in the first quarter of fiscal 2015. The sequential decrease in RD&E expense is primarily due to the deconsolidation of the Company’s Kingstone subsidiary slightly offset by a decrease in R&D grants earned. Compared to the same quarter in fiscal 2015, RD&E expense increased due primarily to the inclusion of RD&E expense of BTU and SoLayTec, partially offset by the effect of the deconsolidation of Kingstone.

Depreciation and amortization in the first quarter of fiscal 2016 was $783,000, compared to $869,000 in the preceding quarter and $705,000 in the first quarter of fiscal 2015.

Income tax expense in the first quarter of fiscal 2016 was $0.3 million compared to $1.3 million in the preceding quarter. The sequential decrease is due primarily to taxes on the Kingstone gain recognized in the fourth quarter of fiscal 2015. The Company had an income tax expense in the first quarter of fiscal 2015 of $0.2 million.

Net loss for the first quarter of fiscal 2016 was $4.0 million, or $0.31 per share, compared to a net income of $1.3 million or $0.10 per share in the preceding quarter and a net loss for the first quarter of fiscal 2015 of $5.2 million, or $0.53 per share.

Total unrestricted cash and cash equivalents at December 31, 2015 were $22.6 million, compared to $25.9 million at September 30, 2015. The decrease in cash is due primarily to cash used in operations and to fund working capital, partially offset by proceeds in the first quarter of fiscal 2016 from the partial sale of Kingstone.

Outlook
The company expects revenues for the quarter ending March 31, 2016, to be in the range of $20 to $22 million. Gross margin for the quarter ending March 31, 2016, is expected to be in the high teens percent range due to expected lower shipment volumes, with negative operating margins. As a result of recent orders received in December and January and anticipated future order activity, the company expects the quarterly revenue run rate to be significantly higher in the second half of fiscal 2016 compared to the first half of fiscal 2016.

Operating results could be impacted by the timing of system shipments, the net impact of revenue deferral on those shipments, and recognition of revenue based on customer acceptances, all of which can have a significant effect on operating results.

A substantial portion of Amtech's revenues are denominated in Euros. The revenue outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Euro. A significant decrease in the value of the Euro in relation to the United States Dollar could cause actual revenues to be lower than anticipated.

Conference Call
Amtech Systems will host a conference call and webcast today at 5:00pm ET to discuss first quarter fiscal 2016 financial results. Those in the USA wishing to participate in the live call should dial (877) 317-6789. From Canada, dial (866)-605-3852, and internationally, dial (412) 317-6789. Request “Amtech” when connected to the operator. A replay of the call will be available one hour after the end of the conference call through Feb. 16, 2016.  To access the replay please dial US toll free (877) 344-7529 and enter code 10079200. Internationally, dial (412) 317-0088 and use the same code.

A live and archived web cast of the conference call can be accessed in the investor relations section of Amtech's website at www.amtechsystems.com.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a global supplier of advanced thermal processing equipment to the solar, semiconductor / electronics, and LED manufacturing markets. Amtech's equipment includes diffusion, ALD and PECVD systems and solder reflow systems. Amtech also supplies wafer handling automation and polishing equipment and related consumable products. The Company's wafer handling, thermal processing and consumable products currently address the diffusion, oxidation, and deposition steps used in the fabrication of solar cells, LEDs, semiconductors, MEMS, printed circuit boards, semiconductor packaging, and the polishing of newly sliced sapphire and silicon wafers. Amtech’s products are recognized under the leading brand names Tempress SystemsTM, Bruce TechnologiesTM, PR HoffmanTM, R2D AutomationTM, SoLayTec, and BTU International.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "would," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology or our management are intended to identify such forward-looking statements. Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions, and plans and objectives of Amtech and its management for future operations. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the “SEC”) for the year-ended September 30, 2015, listed various important factors that could affect the company’s future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf. These factors can be found under the heading "Risk Factors" in the Form 10-Ks and investors should refer to them. Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Amtech Systems, Inc. Bradley C. Anderson Chief Financial Officer (480) 967-5146 irelations@Amtechsystems.com	Christensen Investor Relations Patty Bruner (480) 201-6075 pbruner@christensenir.com

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
February 4, 2016

Condensed Consolidated Statements of Operations
Unaudited
(in thousands, except per share data)

	Three Months Ended December 31,
	2015	2014
Revenues, net of returns and allowances	$22,074	$12,396
Cost of sales	16,119	8,968
Gross profit	5,955	3,428

Selling, general and administrative	7,596	6,384
Research, development and engineering	2,288	1,837
Operating loss	(3,929)	(4,793)
Interest expense and other income, net	(219)	97
Loss before income taxes	(4,148)	(4,696)
Income tax provision	300	180
Net loss	(4,448)	(4,876)

Add: net loss (income) attributable to noncontrolling interest	433	(319)
Net loss attributable to Amtech Systems, Inc.	$(4,015)	$(5,195)

Loss Per Share:
Basic loss per share attributable to Amtech shareholders	$(0.31)	$(0.53)
Weighted average shares outstanding	13,152	9,854
Diluted loss per share attributable to Amtech shareholders	$(0.31)	$(0.53)
Weighted average shares outstanding	13,152	9,854

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
February 4, 2016

Condensed Consolidated Balance Sheets
(in thousands, except share data)

	December 31, 2015	September 30, 2015
Assets	(Unaudited)
Current Assets
Cash and cash equivalents	$22,617	$25,852
Restricted cash	847	638
Accounts receivable
Trade (less allowance for doubtful accounts of $3,708 and $5,009 at December 31, 2015, and September 30, 2015, respectively)	16,063	14,488
Unbilled and other	7,084	8,494
Inventories	21,541	23,329
Deferred income taxes	2,050	2,050
Notes and other receivable	67	7,079
Other	6,117	3,772
Total current assets	76,386	85,702
Property, Plant and Equipment - Net	17,079	17,761
Deferred Income taxes - Long-Term	430	430
Other Assets - Long Term	1,145	3,356
Investments	2,716	2,733
Intangible Assets - Net	4,665	4,939
Goodwill	12,074	10,535
Total Assets	$114,495	$125,456
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$10,582	$15,646
Current maturities of long-term debt	822	919
Accrued compensation and related taxes	5,349	5,605
Accrued warranty expense	766	793
Deferred profit	4,679	4,873
Customer deposits	4,601	7,154
Other accrued liabilities	2,725	3,551
Income taxes payable	940	830
Total current liabilities	30,464	39,371
Long-term Debt	9,234	8,448
Income Taxes Payable - Long-Term	6,790	4,990
Total liabilities	46,488	52,809

Stockholders' Equity
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 13,164,009 and 13,150,469 at December 31, 2015, and September 30, 2015, respectively	132	131
Additional paid-in capital	110,533	110,191
Accumulated other comprehensive loss	(9,201)	(8,666)
Retained deficit	(32,837)	(28,822)
Total stockholders' equity	68,627	72,834
Noncontrolling interest	(620)	(187)
Total equity	68,007	72,647
Total Liabilities and Stockholders' Equity	$114,495	$125,456

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
February 4, 2016

Condensed Consolidated Statements of Cash Flows
Unaudited
(in thousands)

	Three Months Ended December 31,
	2015	2014
Operating Activities
Net loss	$(4,448)	$(4,876)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	783	705
Write-down of inventory	39	35
Deferred income taxes	9	(4)
Non-cash share based compensation expense	342	232
Provision for (reversal of) allowance for doubtful accounts	(158)	44
Changes in operating assets and liabilities:
Restricted cash	(220)	(244)
Accounts receivable	(309)	2,371
Inventories	1,412	(535)
Accrued income taxes	212	172
Other assets	(167)	(722)
Accounts payable	(4,861)	(429)
Accrued liabilities and customer deposits	(3,354)	6,407
Deferred profit	(50)	(1,259)
Net cash (used in) provided by operating activities	(10,770)	1,897
Investing Activities
Purchases of property, plant and equipment	(108)	(155)
Acquisitions, net of cash acquired	—	(253)
Proceeds from partial sale of subsidiary	7,012	—
Loss on equity investments	17	—
Net cash provided by (used in) investing activities	6,921	(408)
Financing Activities
Payments on long-term debt	(180)	—
Borrowings on long-term debt	830	—
Net cash provided by financing activities	650	—
Effect of Exchange Rate Changes on Cash	(36)	(302)
Net Increase (Decrease) in Cash and Cash Equivalents	(3,235)	1,187
Cash and Cash Equivalents, Beginning of Period	25,852	27,367
Cash and Cash Equivalents, End of Period	$22,617	$28,554